SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       DATE OF REPORT - December 19, 2003
                        (Date of Earliest Event Reported)


                                   WICKES INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                           Commission File No. 1-14967


         Delaware                                               36-3554758
--------------------------------                             -------------------
(State of Incorporation)                                     (I.R.S. Employer
                                                             Identification No.)

706 North Deerpath Drive, Vernon Hills, Illinois                          60061
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(Address of principal                                                 (Zip Code)
executive offices)


       Registrant's telephone number, including area code: (847) 367-3400

Item 5.  Other Events

     As previously disclosed, as a result of Wickes' failure to pay principal and accrued interest at maturity, a payment default has occurred on our obligations under the indenture governing the 11 5/8% Senior Subordinated Notes due 2003 as well as under all of our other indebtedness. Therefore, in addition to the indebtedness currently due under the Senior Subordinated Notes, the principal and accrued interest due on all of Wickes' other indebtedness (approximately $98.1 million as of September 27, 2003), if accelerated, will become immediately due and payable. However, the lenders under the Wickes senior credit facility have waived the event of default under the senior credit facility resulting from the payment default on the Senior Subordinated Notes until the earlier to occur of (i) January 15, 2004, (ii) the date on which any holder of Senior Subordinated Notes takes any action to enforce its rights or remedies under the indenture governing the Senior Subordinated Notes, (iii) the date on which any holder of Wickes Senior Secured Notes due 2005 takes any action to enforce its rights or remedies under the indenture governing the Senior Secured Notes, (iv) the date on which the exchange offer is terminated or amended in any material respect not acceptable to the lenders or (v) the occurrence of any other event of default under the senior credit facility.

     Section 6.04 of the indenture governing the Senior Secured Notes provides that the holders of a majority in principal amount of the Senior Secured Notes may waive an existing event of default and its consequences. Holders of approximately 50.6% of the $36.6 million of Senior Secured Notes currently outstanding have waived until January 31, 2004 the Event of Default under
Section 6.01(4) of the Indenture governing the Senior Secured Notes.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   WICKES INC.



Date:  December 19, 2003                       By:     /s/ James A. Hopwood
                                                       --------------------
                                                       James A. Hopwood
                                                       Senior Vice President and
                                                       Chief Financial Officer